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                                                                   EXHIBIT 10(d)

                                                           James G. Gingerich
                                                        Executive Vice-President
                                                         Chief Financial Officer
                                                              (905) 760-9707

Via Facsimile 905/821-6500
--------------------------


February 23, 1999



Mr. Jeffrey A. Losch
250 Willowridge Court
Oakville, Ontario L6L 5J2


Dear Jeff:

On behalf of InterTAN, Inc. (the "Company"), I am hereby offering to you the full-time position of Vice-President, Secretary and General Counsel of the Company. Your compensation and benefits will be as described below. Please note that your base salary and bonus will not be subject to adjustment until July 1, 2000 at the earliest. You agree to devote your primary working time, skill, attention and best efforts to the business of the Company at the Company's Concord, Ontario office or in such other similar executive position or office as the Company's Chief Executive Officer and/or Executive Vice-President may designate. All annual amounts are subject to pro rata adjustment to your start date, which is expected to be between March 22 and 29, 1999. All dollar amounts are in Canadian dollars.

Base Salary:   During the term hereof, $122,000 per year, payable in 26 equal bi-weekly amounts in accordance with the Company's normal payroll procedures.

Bonus: Your bonus base will be $35,000. Your bonus base in FY1999 is subject to change, either up or down, based upon a formula reflecting the weighted average of the operating performance of each of the Company's operating subsidiaries except in the U.K. in Fiscal 1999. The bonus payable for fiscal 2001 and beyond will vary reflecting a predetermined formula approved by the Board of Directors annually, in advance. You will also be entitled to such other bonuses, if any, as the Board of Directors of the Company may determine to pay at its sole discretion.
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Stock Options:       As of the start date of your employment with the Company,
                     you will be granted an option to purchase 5,000 shares of the Company's stock under the InterTAN, Inc 1996 Stock Option Plan. The exercise price will be the fair market value of the stock (i.e., NYSE closing price) on the date of the grant. You will be entitled to future grants of stock options as determined from time to time by the Board of Directors.

Severance Benefits:  If your employment with the Company is terminated for any reason other than your voluntary resignation from the Company, for "cause", or your death or disability, you shall be entitled to receive severance benefits from the Company in an amount equal to six (6) months of your then current base salary and the bonus base which would actually be payable under your then current bonus formula. "Cause" shall, for purpose of this letter, have such meaning as commonly recognized under the employment laws of the Province of Ontario.

Deferred
Compensation
Plan: Based upon your performance, and at the discretion of the Board, after one year of full-time employment with the Company you will be eligible to be designated as a "Participant" in the Company's DCP. Provided your performance is, in my discretion, acceptable, I will submit your name to the Board of Directors for approval as a DCP Participant and your "Plan Benefit Amount" will be set at such amount as the Board shall approve and will be subject to and payable in accordance with the terms of the DCP.

Car Allowance:       $8,000 per year, payable in 26 equal bi-weekly amounts as
                     part of your regular paycheck.

Stock Purchase
Plan: Voluntary contributions up to 10% of Base Salary; Company will match employee contributions pursuant to existing SPP formula (initially 40%). Existing SPP terms will apply if you elect to participate (see enclosed booklet).

Group RRSP:          You will be entitled to participate in this plan to the
                     same extent as the other members of the Company's executive management in accordance with the plan's terms, once it is established.
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Insurance:     You will be entitled to participate in the Company's various insurance plans in accordance with their respective terms. You will be provided life insurance (3x annual base salary) and long-term disability insurance. The Company will pay the same proportion of your total premium for each type of insurance as provided to other members of executive management.

Vacation:      Three weeks paid vacation per calendar year. No carry over of unused vacation time.

If the foregoing accurately sets forth our understanding, please acknowledge below and indicate your acceptance via FAX to (817) 348-0038 by the close of business today.


Sincerely,

INTERTAN, INC.


/s/ James G. Gingerich
________________________
James G. Gingerich
Executive Vice-President and
Chief Financial Officer


Acknowledged and Accepted

February 23, 1999



/s/ Jeffrey A. Losch
_________________________

Jeffrey A. Losch



c.c. ZSA